Exhibit 99.1

OxySure (OXYS) Announces 3Q 2012 Quarterly Financial Results; Outperforms on Key Metrics
Hosting Investor Conference Call

Frisco, Texas, November 14, 2012 – OxySure® Systems, Inc. (OTCBB:OXYS) (“OxySure,” or the “Company”), the medical device innovator of life-saving easy-to-use emergency oxygen solutions with its “oxygen from powder” technology today announced its results for the third quarter of 2012.  The Company will host an investor conference call on Thursday, November 15, 2012 at 11:00 am EST (10:00 am CST) to discuss the quarterly results and update investors regarding corporate progress and developments.

The Participant Dial-In details are as follows:

●	Conference Access Number: (855) 410-0553 | (646) 583-7389
●	Participant PIN Code followed by the # key: 252443#

Results for 3Q 2012:

Some of the Company’s key financial performance metrics for the third quarter of 2012, as compared to the same metric for the third quarter of 2011, include the following:

●	Total revenue increased by approximately 380.5%;
●	Selling, general and administrative expense declined by approximately 33%;
●	Interest expense declined by approximately 59.6%;
●	Net loss declined by approximately 63%; and
●	Net loss per share declined from $.02 per share to $.006 per share.

Revenues

The Company reported $103,327 in revenues from operations for the three months ended September 30, 2012 as compared to revenues of $21,505 for the three months ended September 30, 2011.  The increase in revenues is primarily attributable to an increase in product sales to customers both in the United States and internationally.

Operating Expenses

Total expenses for the three months ended September 30, 2012 were $312,743, which amount includes $206,810 of selling, general and administrative expenses, $50,472 in cost of goods sold, and $55,461 in interest expense, as compared to total expenses for the three months ended September 30, 2011 of $468,280, which amount includes $320,659 of selling, general and administrative expenses, $10,312 in cost of goods sold, and $137,309 in interest expense.  The decrease in interest expense is primarily attributable to a decrease in interest expense related to convertible notes.

Net Loss

Net loss for the three months ended September 30, 2012 was $133,779 and diluted net loss per share was $0.006 as compared to a net loss for the three months ended September 30, 2011 of $361,663 and diluted net loss per share of $0.02.  The decrease in net loss per share is primarily due to the cumulative effect of an increase in revenues, a decrease in selling, general and administrative expenses and a decrease in interest expense.

Some of the Company’s key non-financial highlights and milestones achieved during the third quarter of 2012 include the following:

●	The Company expanded its distribution channel by signing several new distributors, including AED Professionals, a significant AED distributor in the United States;
●
As part of its multi-faceted awareness building campaign the Company launched a new customer appreciation program, the “OxySure Beacon of Safety Award,” designed to recognize customers for commitment to safety;

●	The Company expanded its range of product offerings with the launch of a new, OxySure branded line of oxygen pulse oximeters;
●	The Company improved its production capability with the acquisition of an ultra violet curing conveyor system from Textron/Bell Helicopter; and
●
The Company secured DTC Eligibility by the Depository Trust Company, a subsidiary of the Depository Trust & Clearing Corporation (DTCC). Securities that are eligible to be electronically cleared and settled through the DTC are considered "DTC eligible." This electronic method of clearing securities speeds up the receipt of stock and cash, and thus accelerates the settlement process for OxySure’s investors.

“This is the third successive quarter of revenue improvement and bottom line improvement, and we are pleased with our progress,” said Julian T. Ross, Chairman of the Board. “We believe we continue to demonstrate our commitment to building value in our business, and we remain focused on that building process and achieving the next set of milestones we have set for ourselves,” he added.

About OxySure Systems, Inc.
OxySure Systems, Inc. is a Frisco, Texas-based medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure’s products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other “Immediately Dangerous to Life or Health” (IDLH) environments. www.OxySure.com

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Investor Relations Contact(s):

Chris Hagerman
iradmin@oxysure.com
(208) 361-6624

Chris Castaldo
(516) 656-0217
chriscastaldo@aol.com

Media Contact:
Yves Dezawy
(646) 546-5151
yves@oxysure.com

OxySure® Systems, Inc.
10880 John W. Elliot Drive, Suite, 600 / Frisco, TX 75033 / Phone (972) 294-6450 / Fax (972) 294-6501
www.OxySure.com / info@OxySure.com